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                                                                   Exhibit 23.2

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
NaviSite, Inc.:

The audits referred to in our report dated August 27, 1999, except as to Note 14, which is as of October 8, 1999, included the related financial statement schedule as of July 31, 1997, 1998 and 1999, and for each of the years in the three year period ended July 31, 1999, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the inclusion of our report dated August 27, 1999, except as to
Note 14, which is as of October 8, 1999, with respect to the consolidated balance sheets of NaviSite, Inc., as of July 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended July 31, 1999, which report appears in this Registration Statement, and to the references to our firm under the headings "Selected Consolidated Financial Data," and "Experts" in this Registration Statement.

/s/ KPMG LLP

KPMG LLP

Boston, Massachusetts

October 21, 1999